GUARANTY

This Guaranty, dated as of October 8, 2024, is made by and between Mexedia S.p.A. S.B. (“Guarantor”), and JanBella Group, LLC, a North Carolina limited liability company (“Lender”).

RECITALS

On October 8, 2024, Raadr, Inc., a Nevada corporation (“Borrower”), issued a Secured Promissory Note (the “Redemption Note”) in the principal amount of $540,000.00. A material element of the Redemption Note is, among others, the delivery of a pledge agreement (the “Pledge Agreement”) dated the date hereof by and among Guarantor, Borrower and Lender, whereby Guarantor pledged a total of 75,000 shares of Series F Preferred Stock of the Company (the “Pledged Securities”), to secure the performance when due of all obligations of Borrower pursuant to the Note and this Guaranty.

NOW, THEREFORE, in consideration of the premises and in order to induce Lender to consummate the transactions contemplated by the Agreement, Guarantor hereby agrees as follows:

1.Guaranty. Guarantor hereby unconditionally and irrevocably guarantees the full and prompt performance when due of all obligations of Borrower under the Note (the “Obligations”).

2.Guaranty Absolute. Guarantors, and each of them, guarantee that the Obligations will be performed strictly in accordance with their terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Lender with respect thereto; and if such Obligations are not performed accordingly, Guarantor hereby unconditionally and irrevocably guarantees the full and prompt performance when due of all Obligations (including, but not limited to, payment). The liability of Guarantor is primary, direct and independent of the obligations of Borrower pursuant to the Note. This Guaranty shall be enforceable against Guarantor in the same manner as if Guarantor were the primary obligor. The liability of Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

(a)any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure thereof;

(b)any defense which Guarantor may assert including, but not limited to, failure of consideration, breach of warranty, fraud, payment, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, lender liability, accord and satisfaction and usury; or

(c)any other circumstance which might otherwise constitute a defense available to, or a discharge of, Guarantor.

None of the foregoing waivers shall prejudice Lender’s rights under the Note. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Lender upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, all as though such payment had not been made.

Notwithstanding any of the foregoing provisions of this Section 2 to the contrary, should Guarantor deliver the Pledged Securities to Lender in accordance with the terms of the Pledge Agreement upon Borrower’s failure to fully and promptly perform its Obligations under the Note, then Guarantor’s guaranty hereunder shall be deemed to be fully satisfied and Guarantor shall have no further liability to Lender

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hereunder.

3.Matters Being Waived. Guarantor hereby waives promptness, diligence, notice of acceptance, and any other notice with respect to any of the obligations of the Note and this Guaranty and any requirement that Lender exhausts any right or take any action against Borrower or any other person or entity or any collateral.

4.Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Guaranty shall be brought only in the state courts of North Carolina or in the federal courts located in the state and City of Charlotte, North Carolina. The parties to this Guaranty hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Guarantor waives trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Guaranty or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Guaranty, any agreement or any other document delivered in connection with this Guaranty by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Guaranty and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

5.Miscellaneous Provisions.

(a)Amendments. No amendment or waiver of any provision of this Guaranty nor consent to any departure by Guarantors therefrom shall in any event be effective unless the same shall be in writing and signed by Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(c)Headings. The headings herein are for convenience only and shall not limit or define the meaning of the provisions of this Guaranty.

(d)Severability. If any provision of this Guaranty for any reason shall be held to be illegal,

invalid or unenforceable, such illegality shall not affect any other provision of this Guaranty, this Guaranty shall be amended so as to enforce the illegal, invalid or unenforceable provision to the maximum extent permitted by applicable law, and the parties shall cooperate in good faith to further modify this Guaranty so as to preserve to the maximum extent possible the intended benefits to be received by the parties.

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(e)Continuing Guaranty. This Guaranty is a continuing guaranty and shall (1) remain in full force and effect until payment in full of the obligations of the Note and all other amounts payable under this Guaranty, (2) be binding upon Guarantors, and each of them, their respective successors and respective assigns, and (3) inure to the benefit of and be enforceable by Lender and its successors, transferees and assigns.

IN WITNESS WHEREOF, Guarantors have duly executed, or caused to be duly executed, and delivered this Guaranty as of the date first above written.

GUARANTOR:

MEXEDIA S.p.A. S.B.

By: /s/ Orlando Taddeo

Orlando Taddeo

President

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